EXHIBIT 10.1

FIRST AMENDMENT

TO THE

DISCOVER FINANCIAL SERVICES

CHANGE IN CONTROL SEVERANCE POLICY

Effective September 21, 2007

1. History and Purpose

Discover Financial Services (“Discover”), through the Compensation Committee of the Board of Directors of Discover (“Committee”) originally adopted the Discover Financial Services Change in Control Severance Policy (“Policy”) effective September 21, 2007.

After review of the Policy in accordance with final regulations issued under Section 409A of the Internal Revenue Code of 1986, as amended (“Code”) and written advice of outside benefits counsel, the Committee has been advised and determined that an amendment to the Policy is necessary and desirable.

In accordance with Section 16 Amendment or Termination of the Policy of the Policy, the Committee has, with written advice from outside benefits counsel, determined that the amendment is necessary and desirable:

(A)	to avoid the imposition of the additional tax imposed under Section 409A of the Code; and

(B)	to comply with applicable law.

Additionally, in accordance with Section 16 Amendment or Termination of the Policy of the Policy, the Discover Chief Executive Officer has determined that this Amendment is reasonably necessary for the administration of the Policy, is de minimis in nature and does not adversely affect any of the rights or benefits of any Eligible Executive under the Policy.

The Policy is hereby amended effective June 24, 2008 as provided herein. The terms of the Policy shall continue in full force and effect, except as specifically amended herein. To the extent not defined in this First Amendment, all defined terms have the meaning prescribed in the Policy.

2. The definition of Change in Control in Section 3 Definitions of the Policy is hereby amended to read as follows:

“Change in Control means, except as provided otherwise below, the first to occur of any of the following events:

(a) except as otherwise provided in clause (c) below, any person (as defined in Section 3(a)(9) of the Exchange Act, as such term is modified in Sections 13(d) and 14(d) of the Exchange Act), other than (i) any employee plan established by the Company or any of its Subsidiaries, (ii) any group of employees holding shares subject to agreements relating to the voting of such shares, (iii) the Company or any of its affiliates (as defined in Rule 12b-2 promulgated under the Exchange Act), (iv) an underwriter temporarily holding securities pursuant to an offering of such securities, or (v) a corporation owned, directly or indirectly, by stockholders of the Company in substantially the same proportions as their ownership of the Company, either (x) acquires ownership of stock of the Company that, together with stock held by such person (not including in the stock owned by such person any stock acquired directly from the Company or its affiliates other than in connection with the acquisition by the Company or its affiliates of a business), constitutes more than fifty percent (50%) of the total fair market value of the stock of the Company (but only if such person did not own more than 50% of the total fair market value of the stock of the Company prior to the acquisition of additional stock), or (y) acquires (or has acquired during the twelve (12) month period ending on the date of the most recent acquisition by such person) ownership of stock of the Company possessing thirty percent (30%) or more of the total voting power of the stock of the Company (but only if such person did not own 30% or more of the total voting power of the stock of the Company prior to the acquisition of additional stock and not including in the stock owned by such person any stock acquired directly from the Company or its affiliates other than in connection with the acquisition by the Company or its affiliates of a business);

(b) a change in the composition of the Board during any twelve-month period, such that individuals who, as of the Effective Date, constitute the Board (the ‘Incumbent Board’) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a member of the Board subsequent to the Effective Date whose election, or nomination for election by the Company’s stockholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board;

(c) the consummation of a merger or consolidation of the Company with any other corporation or other entity, or the issuance of securities in connection with a merger or consolidation of the Company (or any direct or indirect subsidiary of the Company) pursuant to applicable stock exchange requirements, other than (i) a merger or consolidation which results in the securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into securities of the surviving entity or any parent thereof), in combination with the ownership of any trustee or other fiduciary holding securities under an employee benefit plan of the Company or any of its subsidiaries, at least fifty percent (50%) of the combined voting power of the securities of the Company or such surviving entity or any parent thereof outstanding immediately after such merger or consolidation, or (ii) a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no person (determined pursuant to clause (a) above) is or becomes the beneficial owner, directly or indirectly, of securities of the Company (not including in the securities beneficially owned by such person any securities acquired directly from the Company or its affiliates other than in connection with the acquisition by the Company or its affiliates of a business) representing thirty percent (30%) or more of the total voting power of the stock of the Company (but only if such person did not own more 30% or more of the total voting power of the stock of the Company prior to the acquisition of additional securities);

(d) the complete liquidation of the Company or the sale or disposition by the Company of all or substantially all of the Company’s assets, other than a sale or disposition by the Company of all or substantially all of the Company’s assets to (i) a shareholder of the Company (immediately before the asset transfer) in exchange for or with respect to the Company’s stock, (ii) an entity, at least fifty percent (50%) of the total value or voting power of the stock of which is owned, directly or indirectly, either by the Company or by a person or more than one person acting as a group, that owns fifty percent (50%) or more of the total value or voting power of all the outstanding stock of the Company, or (iii) a person, or more than one person acting as a group, that owns, directly or indirectly, fifty percent (50%) or more of the total value or voting power of all the outstanding stock of the Company; provided, however, that a Change in Control pursuant to this clause (d) shall not be deemed to have occurred unless a person (determined pursuant to clause (a) above) or persons acting as a group acquires (or has acquired during the twelve (12) month period ending on the date of the most recent acquisition by such person or persons) assets from the Company that have a total gross fair market value equal to or more than forty percent (40%) of the total gross fair market value of all of the assets of the Company immediately before such acquisition or acquisitions; or

(e) any sale by Discover of all or substantially all of its interest in the U.K. Business.

Provided that a Change in Control of the U.K. Business shall not be deemed to be a Change in Control with respect to Discover.

Notwithstanding the foregoing, no Change in Control of Discover shall be deemed to have occurred if there is consummated any transaction or series of integrated transactions immediately following which the beneficial holders of the Company’s common stock immediately prior to such transaction or series of transactions continue to have substantially the same proportionate ownership in an entity which owns substantially all of the assets of the Company immediately prior to such transaction or series of transactions.”

3. The definition of Good Reason in Section 3 Definitions of the Policy is hereby amended to read as follows:

“Good Reason means the occurrence of any of the following upon, or within six (6) months prior to or twenty-four (24) months after the occurrence of, as applicable, a Change in Control of Discover where an Eligible Executive is employed or the U.K. Business where an Eligible Executive is employed, without the Eligible Executive’s prior written consent:

(a) (i) any material diminution in an Eligible Executive’s assigned duties, responsibilities and/or authority, including the assignment to an Eligible Executive of any duties, responsibilities or authority inconsistent with the duties, responsibilities and authority assigned to the Eligible Executive immediately prior to such assignment or (ii) a material diminution in the authority, duties, or responsibilities of the supervisor to whom an Eligible Executive is required to report;

(b) any material reduction in an Eligible Executive’s base compensation; provided, however, that Company-initiated across-the-board reductions in compensation affecting substantially all eligible Company employees shall alone not be considered ‘Good Reason,’ unless the compensation reductions exceed twenty percent (20%) of his or her base compensation;

(c) a material diminution of the budget over which an Eligible Executive has authority;

(d) the Company’s requiring an Eligible Executive to be based at a location that (i) is in excess of thirty-five (35) miles from the location of his or her principal job location or office immediately prior to the Change in Control, or (ii) results in an increase in his or her normal daily commuting time by more than ninety (90) minutes, except for required travel on Company’s business to an extent substantially consistent with his or her then present business travel obligations; or

(e) any other action or inaction that constitutes a material breach by the Company of any agreement pursuant to which an Eligible Executive provides services to the Company.

For purposes of this definition, the duties, responsibilities and/or authority assigned to an Eligible Executive shall be deemed to be the greatest of those in effect prior to or after the Change in Control. Unless an Eligible Executive becomes Disabled, the Eligible Executive’s right to terminate his or her employment for Good Reason shall not be affected by his or her incapacity due to physical or mental illness. The Eligible Executive’s continued employment shall not constitute consent to, or a waiver of rights with respect to, any circumstance constituting Good Reason. Notwithstanding the foregoing, Good Reason shall not exist unless the Eligible Executive gives the Company written notice thereof within 30 days after its occurrence and the Company shall not have remedied the action within 30 days after such written notice.”

4. Section 7(b) Continued Health Benefits Coverage is hereby amended to read as follows:

“Continued Health Benefits Coverage. If an Eligible Executive is entitled to Change in Control Severance Benefits under this Policy, the Company shall give the Eligible Executive and his or her eligible dependents the opportunity to elect continued group health coverage under the Consolidated Omnibus Budget Reconciliation Act of 1986, as amended (‘COBRA’) with respect to all group health plans in which the Eligible Executive and his or her dependents were participating immediately prior to such termination. Provided that the Eligible Executive (and/or his or her dependents) timely elects such coverage, the Company shall as soon as practicable thereafter pay to the Eligible Executive, as an additional Change in Control Severance Benefit, a lump sum approximately equal to the difference in cost between COBRA premiums and active employee premiums for twenty-four (24) months of coverage, in the case of an Eligible Executive with the title of Executive Committee Member or Vice President on his or her Termination Date, and twelve (12) months of coverage, in the case of an Eligible Executive with the title of Director on his or her Termination Date, as calculated by the Company in its discretion as of the Termination Date, which payment shall constitute taxable income to the Eligible Executive and which shall be paid in a lump sum on the first date in which the Eligible Executive begins to receive Change in Control Severance Benefits payments under this Policy. An Eligible Executive receiving Change in Control Severance Benefits under this Policy shall not be entitled to receive any other perquisites after such date. Notwithstanding the foregoing, the executive’s continued group health coverage under this subsection shall cease as of the date the executive becomes covered by a group health plan of a subsequent employer, to the extent permitted under COBRA.”

5. Section 7(e) Legal Fees is hereby amended to read as follows:

“(e) Legal Fees. If an Eligible Executive makes a claim under Section 19 hereof or commences litigation and as a result thereof, whether by judgment or settlement, becomes entitled to receive benefits in an amount greater than prior to such claim or litigation, the Company shall pay the reasonable legal fees and related expenses incurred by the Eligible Executive in connection with such claim or litigation. Such payment will be made as soon as practicable but no later than the fifteenth (15th ) day of the third month of the year following the year in which the judgment or settlement is finalized.”

6. Section 9(a) Certain Additional Payments is hereby amended to read as follows:

“(a) Notwithstanding anything in this Policy to the contrary, in the event it is determined that any payments or benefits provided by the Company to or on behalf of an Eligible Executive (whether pursuant to the terms of this Policy or otherwise) (any such payments or benefits being referred to in this Section as ‘Payments’), but determined without taking into account any additional payments required under this Section, would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code, or any interest or penalties are incurred by the Eligible Executive with respect to such excise tax (such excise tax, together with any such interest and penalties, collectively referred to herein as the ‘Excise Tax’), then the Eligible Executive shall be entitled to receive an additional payment (a ‘Gross-Up Payment’) in an amount so that after payment by the Eligible Executive of all federal, state and local taxes (including any interest or penalties imposed with respect thereto) and the Excise Tax imposed upon the Gross-Up Payment, the Eligible Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments. Notwithstanding the foregoing, if it is determined that the Eligible Executive otherwise would be entitled to a Gross-Up Payment, but that the Payments to the Eligible Executive do not exceed 110% of the amount which is one dollar less than the smallest amount that would give rise to any Excise Tax (the ‘Reduced Amount’), then no Gross-Up Payment shall be made to the Eligible Executive and the Payments shall be reduced to the Reduced Amount. In such event, the reduction will occur in the following order unless the Eligible Executive elects in writing a different order, provided, however, such election shall be subject to Company approval which shall not be given if the election does not meet the election requirements necessary to avoid the imposition of the excise tax and penalties under Section 409A of the Internal Revenue Code: (i) reduction of cash payments; (ii) cancellation of accelerated vesting of equity awards; and (iii) reduction of other employee benefits. If acceleration of vesting of compensation from an Eligible Executive’s equity awards is to be reduced, such acceleration of vesting shall be cancelled in the reverse order of the date of grant unless the Eligible Executive elects in writing a different order for the cancellation, provided, however, such election shall be subject to Company approval which shall not be given if the election does not meet the election requirements necessary to avoid the imposition of the excise tax and penalties under Section 409A of the Internal Revenue Code.”

7. Section 11 Method of Payment of the Policy is here by amended to read as follows:

“Method of Payment

Change in Control Severance Benefits payable in cash hereunder to an Eligible Executive on account of a termination of employment shall be paid in the form of a lump sum. Non-competition Benefits payable in cash hereunder to an Eligible Executive shall be made in the form of substantially equal installments consistent with the Company’s executive payroll practice during the period of payment. Except to the extent earlier payment is permitted by Section 409A of the Internal Revenue Code and the regulations promulgated thereunder, payment of Change in Control Severance Benefits and Non-competition Benefits under this Policy payable in cash shall commence on or as soon as administratively practical following the date which is six (6) months after the Eligible Executive’s Termination Date. In no event shall payment of any Change in Control Severance Benefit or Non-competition Benefit be made prior to the effective date the release described in Section 10 above becomes irrevocable pursuant to its terms. In all cases, the payment of Change in Control Severance Benefits and Non-competition Benefits under this Policy shall comply with the provisions of Section 409A of the Internal Revenue Code to the extent applicable. If an Eligible Executive dies after becoming eligible for Change in Control Severance Benefits and Non-competition Benefits and executing an agreement and release but before full receipt of all cash Change in Control Severance Benefits and Non-competition Benefits, the remaining cash Change in Control Severance Benefits will be paid to the Eligible Executive’s estate in one lump sum and no further Non-competition Benefits will be payable under this Policy. If an Eligible Executive dies after becoming eligible for Change in Control Severance Benefits or Non-competition Benefits but before executing an agreement and release, the Change in Control Severance Benefits with respect to the Eligible Executive will be payable to his or her estate and no Non-competition Benefits will be payable under this Policy. All payments under this Policy will be net of amounts withheld with respect to taxes, offsets, or other obligations.”

This First Amendment serves as the official plan document amendment and as the summary of material modification. You should keep this amendment with your important papers for future reference. You may direct any questions you have regarding this amendment or the Policy to the Plan Administrator as identified in the Plan and Summary Plan Description, or, to Jason Senner, Vice President Total Rewards and HR Services at (224) 405-3835.